Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of AeroClean Technologies, Inc. (the “Company”) on Form S-8 (File Nos. 333-261396 and 333-261395) of our report dated April 1, 2022 relating to the financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 1, 2022